Exhibit 10.19

UniFirst Corporation

Executive Employment Plan

1.Purpose. UniFirst Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that this UniFirst Corporation Executive Employment Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction.  Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.

2.Definitions.  The following terms shall be defined as set forth below:

(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

(b)“Administrator” means the Board or a committee thereof.

(c)“Base Salary” shall mean the higher of the Covered Executive’s (i) annual base salary in effect immediately prior to the Date of Termination or (ii) annual base salary in effect for the year in which the Date of Termination occurs.

(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i)willful conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii)the commission by the Covered Executive of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position;

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(iii)continued non-performance by the Covered Executive of his or her duties to the Company (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company;

(iv)a material breach by the Covered Executive of any of the provisions contained in any confidentiality, noncompetition, non-solicitation, employment or similar agreement between the Covered Executive and the Company;

(v)a material violation by the Covered Executive of the Company’s written employment policies; or

(vi)the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Covered Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(e)“Change in Control” shall mean a Sale Event, as defined in the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan, as amended from time to time.

(f)“Change in Control Period” shall mean the period beginning 30 days prior to, and ending 24 months after, the date of a Change in Control.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)“Covered Executives” shall mean any officer of the Company with a title of Senior Vice President and those other officers with titles above Senior Vice President, up to and including the Company’s Chief Executive Officer, who meet the eligibility requirements set forth in Section 4 of this Plan.

(i)“Date of Termination” shall mean the date that a Covered Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination.  Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.

(j)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)a material diminution in the Covered Executive’s duties, authority and responsibilities;

(ii)a change by the Company in the geographic location of the office at which the Covered Executive is based to a location more than fifty (50) miles from the location of such office without the Covered Executive’s consent (other than travel incident to the Covered Executive’s performance of his or duties on behalf of the Company);

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(iii)a reduction in the Covered Executive’s base salary without the Covered Executive’s consent;

(iv)a reduction in the Covered Executive’s target annual bonus opportunity without the Covered Executive’s consent; or

(v)the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive.

For purposes of Section 2(j)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.

(k)“Good Reason Process” shall mean:

(i)the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii)the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition;

(iii)the Covered Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;

(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v)the Covered Executive terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within 60 days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(l)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

(m)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

3.Administration of the Plan.

(a)Administrator.  The Plan shall be administered by the Administrator.

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(b)Powers of Administrator.  The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i)construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including, but not limited to, determination of which individuals are Covered Executives, the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(ii)adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iii)make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(iv)decide all disputes arising in connection with the Plan; and

(v)otherwise supervise the administration of the Plan.

(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and the Covered Executives.

4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan.

5.Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused vacation or paid time off, if applicable, within the time required by law but in no event more than 30 days after the Date of Termination (collectively, the “Accrued Benefits”).

6.Termination Not in Connection with a Change in Control.  In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than for Cause, death, disability or retirement, or (ii) by the Covered Executive for Good Reason, and such termination occurs outside of the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims by the Covered Executive in favor of the Company and related persons and entities, and obligations of the Covered Executive with respect to confidentiality, noncompetition, non-solicitation, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and subject to the Separation Agreement and Release becoming irrevocable within 60 days of the Date of Termination (the “Release Requirement”), the Company shall:

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(a)pay the Covered Executive a single lump sum cash amount equal to, in the case of the Company’s Chief Executive Officer, two times, and in the case of each other Covered Executive, one times, the sum of (i) the Covered Executive’s Base Salary and (ii) the target cash incentive bonus for the fiscal year in which the Date of Termination occurs (or the target cash incentive bonus with respect to the immediately preceding fiscal year if no target cash incentive bonus has been established for the fiscal year in which the Date of Termination occurs);

(b)pay the Covered Executive a single lump sum cash amount equal to the target cash incentive bonus for the fiscal year in which the Date of Termination occurs (or the target cash incentive bonus with respect to the immediately preceding fiscal year if no target cash incentive bonus has been established for the fiscal year in which the Date of Termination occurs), multiplied by a fraction the numerator of which shall equal the number of days elapsed in the then current fiscal year prior to the Date of Termination and the denominator of which shall equal the number of days in the fiscal year in which the Date of Termination occurs; and

(c)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) 24 months for the Company’s Chief Executive Officer or for 12 months for each other Covered Executive, or (ii) the Covered Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company.

The amounts set forth in Sections 6(a) and (b) shall be paid within 60 days of the Date of Termination.  In no event shall any such amounts be paid later than 74 days after the end of the year in which the Date of Termination occurs.

7.Termination in Connection with a Change in Control.  In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than for Cause, death, disability or retirement or (ii) by the Covered Executive for Good Reason, and such termination occurs during the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement, the Company shall:

(a)pay the Covered Executive a single lump sum cash amount equal to, in the case of the Company’s Chief Executive Officer, two times, and in the case of each other Covered Executive, one and one-half times, the sum of (i) the Covered Executive’s Base Salary and (ii) the target cash incentive bonus for the fiscal year in which the Date of Termination occurs (or the target cash incentive bonus with respect to the immediately preceding fiscal year if no target cash incentive bonus has been established for the fiscal year in which the Date of Termination occurs);

(b)pay the Covered Executive a single lump sum cash amount equal to the target cash incentive bonus for the fiscal year in which the Date of Termination occurs (or the target cash incentive bonus with respect to the immediately preceding fiscal year if no target cash incentive bonus has been established for the fiscal year in which the Date of Termination

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occurs), multiplied by a fraction the numerator of which shall equal the number of days elapsed in the then current fiscal year prior to the Date of Termination and the denominator of which shall equal the number of days in the fiscal year in which the Date of Termination occurs; and

(c)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) 24 months for the Company’s Chief Executive Officer or for 18 months for each other Covered Executive, or (ii) the Covered Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company.

The amounts set forth in Sections 7(a) and (b) shall be paid within 60 days of the Date of Termination.  In no event shall any such amounts be paid later than 74 days after the end of the year in which the Date of Termination occurs.

For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6, and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.

8.Additional Limitation.

(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s

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receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

9.Withholding.  All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

10.Section 409A.

(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible.  To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code.  Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

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(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.Notice of Termination.

(a)Notice of Termination.  A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 11.

(b)Notice to the Company.  Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has provided in writing to the Company, or to the Company at the following physical address or the email address of the Chief Financial Officer of the Company:

UniFirst Corporation

Attention:  Chief Financial Officer

68 Jonspin Road

Wilmington, MA 01887

12.No Mitigation.  The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.

13.Consent to Jurisdiction.  The Covered Executives consent to the jurisdiction of the state and federal courts in the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, each Covered Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.Benefits and Burdens.  This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary

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designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

15.Enforceability.  If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Non-Duplication of Benefits and Effect on Other Plans.  Notwithstanding any other provision in the Plan to the contrary and except for any other benefits pursuant to the terms of (a) the UniFirst Corporation Unfunded Supplemental Executive Retirement Plan, as amended from time to time, and (b) any equity award granted by the Company to a Covered Executive, the benefits provided hereunder shall be in lieu of any other severance payments and/or severance benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.

18.No Contract of Employment.  Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.

19.Amendment or Termination of Plan.  The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.

20.Governing Law.  This Plan shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

21.Obligations of Successors(c).  In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

22.Effectiveness.  This Plan is effective as of October 26, 2020.

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